UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 24, 2007 (January 24, 2007)

GENERAL DYNAMICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-3671	13-1673581
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2941 Fairview Park Drive, Suite 100, Falls Church, Virginia		22042-4513
(Address of Principal Executive Offices)		(Zip Code)

(703) 876-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

During a conference call with securities analysts earlier today, Nicholas D. Chabraja, General Dynamics Chairman and Chief Executive Officer, described anticipated conditions in the defense sector for 2007 and provided guidance for expected revenue, net income and earnings per share for the company’s fiscal year 2007, which ends December 31.

Chabraja said, with respect to the company’s three defense segments, “[Our] projections reflect our best estimate of the impact of funding from the Defense Appropriations supplemental spending bills. Precise forecasting is becoming increasingly difficult because of a lack of programmatic details attendant to supplementals and the greater-than-normal delays between the approval of supplementals and the issuance of contracts. I would caution you as I have before not to overreact to the impact or timing of supplemental activity.”

Chabraja said the company expects 2007 revenues of approximately $26.3 billion; net income of approximately $1.9 billion; and fully diluted earnings per share of approximately $4.60, a 9.5 percent increase over the 2006 fully diluted earnings per share announced earlier today.

Quarter-by-quarter, the company expects 2007 earnings to be: first quarter, $1.02; second quarter, $1.10; third quarter, $1.19; fourth quarter, $1.29.

In addition, Chabraja said that the company’s Board of Directors had asked him and he intended to extend his employment agreement through at least the first half of 2009. Chabraja expects the formalization of this extension to occur in the spring of 2007.

A replay of the conference call is available online at the company’s website, www.generaldyanmics.com, or via telephone. To hear a recording of the conference call by telephone, please call 888-286-8010; passcode 71524900. It will be available until midnight January 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL DYNAMICS CORPORATION

by	/s/ John W. Schwartz
John W. Schwartz
Vice President and Controller
(Authorized Officer and Chief Accounting Officer)

Dated: January 24, 2007